news from
AMP

     AMP Incorporated
     P.O. Box 3608
     Harrisburg, PA 17105-3608


FOR RELEASE:             January 8, 1997

Media Contact:           Thea Hocker, Manager-Media Relations
                         717-592-2314

Investor Contact:        William Oakland, Director-Investor Relations
                         717-592-6371



                       AMP STREAMLINES SELECTED BUSINESSES


HARRISBURG, PA, JANUARY 8, 1997 - AMP Incorporated (NYSE:AMP), the world's leading supplier of electrical and electronic connectors and interconnection systems, today announced details of plans to rationalize and streamline parts of the business, to be implemented throughout 1997. This announcement follows the company's disclosure on December 31, 1996 of a restructuring and one-time charge of $195 million to be taken in the fourth quarter 1996.

"We have three reasons for taking this action," said AMP CEO and President William J. Hudson. "The first reason is to eliminate and streamline certain product lines and under-performing operations. Second, we need to improve profitability and strengthen the business to better serve our customers. The final reason is to create additional profits to build an even stronger global business and competitive U.S. manufacturing base."

Hudson emphasized that "we are not downsizing our business nor are we targeting jobs to save money. Infact, most of the streamlined businesses are not labor-intensive and only a small percentage of the restructuring charge will come from workforce reductions. Rather, our focus is on discontinuing under-performing product lines and realigning manufacturing operations, primarily in AMP's Americas operation."

Highlights of the plan:

* The company will significantly reduce its presence in the market for military cylindrical pin and socket connectors. This will result in the closing of a plant in California and a reduction in employment in Pennsylvania and several international locations.

* AMP's CIR-PAC unit will move out of certain aspects of the printed wiring board business and will focus its resources on manufacturing higher-technology boards for the communications, industrial and computer markets. Consequently, the Riverhead, NY, facility will be phased out over the next two quarters and some assets will be consolidated into the Greenville, South Carolina facility.

* AMP's Global Interconnect Systems Business unit will write down certain equity investments and eliminate older generation Connectware products. Cost reduction actions also will be taken at several locations.

* As part of AMP's manufacturing integration strategy, it will close or consolidate several specialized facilities in the U.S., including plants in Roanoke, VA and McSherrystown, PA.

Hudson added, "These actions will improve our profit margins and enhance our competitiveness. Unfortunately, they could also negatively affect about 1000 jobs worldwide. Over the next several weeks, we will be informing employees, customers, and suppliers of these decisions. Additional details will be included in the company's January 22, 1997 release on fourth quarter results."

Hudson concluded, "We remain confident in our long-term strategy of maintaining leadership in connection devices, diversification, and geographic expansion. By taking action now to improve profitability and cash flow, we can more quickly build a stronger, more secure foundation for future growth for AMP, its investors, and employees."

AMP is headquartered in Harrisburg, PA and employs nearly 45,000 in Asia, Europe and the Americas, serving customers in markets that include communications, networking, industrial, consumer goods, aerospace and automotive. AMP had sales of $5.2 billion in 1995.